EXHIBIT 21

                              LIST OF SUBSIDIARIES

North Valley Bank

NVB Business Bank

Bank Processing, Inc.

North Valley Trading Company

North Valley Capital Trust I (unconsolidated)

North Valley Capital Trust II (unconsolidated)

North Valley Capital Trust III (unconsolidated)

North Valley Capital Statutory Trust IV (unconsolidated)